UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 30, 2022

FLYWHEEL ADVANCED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-167130	27-2473958
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

123 West Nye Lane, Suite 455

Carson City, Nevada 89706

(Address of principal executive offices)

(852) 66860563

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 - Other Events

Item 8.01 Other Events

Blue Print Global, Inc.

On November 30, 2022, Flywheel Advance Technology, Inc. (the “Company”) incorporated Blue Print Global, Inc. (“Blue Print”) in the British Virgin Islands to establish an operation to source the supply and sale of warehouse patrol robots. The Company holds 70% of Blue Print, and the balance is held by So Ha Tsang and Sau Ping Leung, two individuals unrelated to the Company, with each party holding 15%.

The Company, So Ha Tsang, and Sau Ping Leung (the “Shareholders”) executed a Shareholder Agreement on December 7, 2022 (the “Shareholder Agreement”), regarding the governance and other matters relating to Blue Print. According to the Shareholder Agreement, where an act is to be effected by the board, the requirement will be read as requiring the Shareholders to do everything in their power to bring about that act and not as requiring the board to do so.

If all of the Shareholders determine that Blue Print requires additional funds, the Company agreed that it will provide Blue Print with an interest-bearing shareholder loan at an annual interest rate equating to the Hong Kong interbank offered rate, quoted as an annual rate for a one (1) month period, prevailing at close of business on the next business day immediately after the loan is granted plus 3%.

The Shareholders have a preemptive right on any shares to be issued by Blue Print. The Shareholders also agreed not to directly or indirectly sell, assign, transfer, pledge, hypothecate or otherwise dispose of or in any other way encumber their shares in Blue Print except with the prior written approval of all of the Shareholders. Each Shareholder was granted a right of first offer to purchase any shares in Blue Print that a shareholder desires to transfer.

Blue Print appointed Yiu Chung Ho as its sole director. Mr. Ho graduated with a Bachelor of Engineering in Mechanical Engineering from the Hong Kong University of Science and Technology. He has broad experience as a senior mechanical engineer in a wide range of areas, including making automotive components design, creating automatics processes, and designing facilities for mass production. He also acted as a director of Goldman Technology and had registered two lighting technology patents. Mr. Ho is fully responsible for the development and execution of Blue Print’s business plan. Under his leadership, the Company expects Blue Print will build up a technical team to manage its robot supply sources, a sales and marketing team to provide support to its present and future sales agents, and a customer service team to give post-sales support to robot buyers.

Agency Agreement

On December 7, 2022, Blue Print entered into an Agency Agreement (the “Agency Agreement”) with International Supply Chain Alliance Co., Ltd. of Hong Kong (“ISCA”). Pursuant to the Agency Agreement, Blue Print appointed ISCA as its authorized agent to distribute warehouse patrol robots in the People’s Republic of China (“China”). The Agency Agreement is valid for five years and will be automatically renewed for another five years unless a written non-renewal notice is provided by either party at least 30 days before the expiration date. However, there is no early termination option in the Agency Agreement.

The Agency Agreement provides that ISCA will use its best efforts to fulfill its obligations to inform Blue Print of market conditions and the market position affecting Blue Print in China, and Blue Print agrees to support ISCA in fulfilling its obligations by making available all product information, providing general sales terms and conditions, a valid pricelist, and all necessary information and direction.

During and for a period of one year after termination of the Agency Agreement, ISCA agrees to not directly or indirectly engage in the sale or trade of any product that is comparable to and/or competitive and/or could serve as a substitute for the product.

Blue Print agrees to pay ISCA a 10% commission based on all delivered and invoiced direct orders, provided that a purchaser fulfilled all its obligations of the sales agreement to Blue Print. A purchaser is deemed to have fulfilled its obligations at the moment Blue Print has received its payment for the products.

Blue Print’s minority shareholder, Sau Ping Leung, and one of ISCA’s working partners, Kai Shun Kwong, are husband and wife.

The foregoing descriptions of the Shareholder Agreement and Agency Agreement are not complete and are qualified in their entirety by reference to the full text of the Shareholder Agreement and the Agency Agreement, a copy of each of which is attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

10.1	Shareholder Agreement dated December 7, 2022, by and among Flywheel Advance Technology, Inc., So Ha Tsang, and Sau Ping Leung
10.2	Agency Agreement, dated December 7, 2022, by and between International Supply Chain Alliance Co., Ltd. and Blue Print Global, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2022

FLYWHEEL ADVANCED TECHNOLOGY, INC.

By:	/s/ Tang Siu Fung
Name:	Tang Siu Fung
Title:	President and Chief Executive Officer